UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Tuesday, June 7, 2011, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the BJ’s Restaurant and Brewhouse located at 13130 Jamboree Road, Irvine, California 92602.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Our agenda for the Annual Meeting will also include an overview of our business strategy and recent performance.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle

Chairman of the Board, President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, on Tuesday, June 7, 2011, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of eight directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Ratification and approval of our 2011 Performance Incentive Plan;

(3)	Approval of an advisory resolution on executive compensation;

(4)	Approval of an advisory vote on the frequency of future advisory votes on executive compensation;

(5)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2011; and,

(6)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 20, 2011, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote:

1.	By Internet: go to http://www.investorvote.com/BJRI

2.	By toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board, President and Chief Executive Officer

May 6, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 7, 2011

The Proxy Statement related to our 2011 Annual Meeting of Shareholders, our Annual Report to Shareholders for the year ended December 28, 2010, our Annual Report on Form 10-K for the year ended December 28, 2010, and directions to our 2011 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 7, 2011

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on June 7, 2011, at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. We made copies of this Proxy Statement available to shareholders beginning on May 6, 2011. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us. Internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 6, 2011. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, by telephone or by mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all eight of the nominee-directors specified herein, (ii) FOR the approval of our 2011 Performance Incentive Plan, (iii) FOR approval of the advisory resolution on executive compensation; (iv) to conduct future advisory votes on executive compensation EVERY YEAR and (v) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in

“street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. With respect to the election of the nominees for director, to ratify and approve our 2011 Performance Inventive Plan, to approve an advisory resolution on executive compensation and to provide advisory approval on the frequency of future advisory votes on executive compensation, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for our 2011 fiscal year, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.”

Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to approve our 2011 Performance Incentive Plan, to approve an advisory resolution on executive compensation, to provide advisory approval of the frequency of future advisory votes on executive compensation, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 20, 2011 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date there were 27,552,507 shares of Common Stock outstanding, with one vote per share, held by 112 shareholders of record. We estimate that there were approximately 8,300 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the eight candidates receiving the highest number of votes are elected. See “Nomination and Election of Directors.” To approve our 2011 Performance Incentive Plan, to approve an advisory resolution on executive compensation, to provide advisory approval of the frequency of future advisory votes on executive compensation or to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors of our Company shall not be less than seven and no more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors. Effective August 16, 2010, Lea Anne S. Ottinger was appointed to serve as a director to fill a vacancy created when Shann M. Brassfield chose not to stand for reelection to our Board at our 2010 Annual Meeting of Shareholders. All directors (including Ms. Ottinger) are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, eight directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees currently serve on our Board of Directors and are all recommended by our Board of Directors for reelection at the Annual Meeting. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors.

The eight nominees receiving the highest number of votes cast at the Annual Meeting will be elected as our directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	59
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	61
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	62
James A. Dal Pozzo	President of The Jacmar Companies	52
John F. Grundhofer	Retired Chairman, Chief Executive Officer and President of U.S. Bancorp	72
William L. Hyde, Jr.	Chief Executive Officer of Briarwood West Investments LLC	63
J. Roger King	Retired Senior Vice President, Human Resources of PepsiCo, Inc.	70
Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner of LMR Advisors	52

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004. He accepted the Board’s offer to become our President and Chief Executive Officer in February 2005. In June 2008, Mr. Deitchle was elected to the additional post of Chairman of the Board. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our Lead Independent Director. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W Restaurants. Mr. Bassi led YRI since June 1997. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves as a director for privately held Potbelly Sandwich Works. From 2002 to 2009, Mr. Bassi also served on the board of publicly held The Pep Boys – Manny, Moe & Jack.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. in finance where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo has served as the President of The Jacmar Companies since 1993 and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo also serves as a Governor of Shawnigan Lake School in Shawnigan Lake, BC. Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

JOHN (“JACK”) F. GRUNDHOFER has been a member of our Board of Directors since April 2002. Mr. Grundhofer is Chairman Emeritus, a non-elected honorary position, of U.S. Bancorp, the sixth largest financial services holding company in the United States. Mr. Grundhofer retired from U.S. Bancorp in 2002. Prior to his retirement, Mr. Grundhofer served as U.S. Bancorp’s Chairman from 1990 to 1997 and in 1999. Mr. Grundhofer also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President of U.S. Bancorp from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank. Mr. Grundhofer is a director of The Donaldson Company, Inc., Securian Financial Group (formerly known as Minnesota Life Insurance Company), and Capmark Financial Group, Inc. He also serves on the board of numerous charitable organizations, universities, and advisory boards.

WILLIAM (“BILL”) L. HYDE, JR. has been a member of our Board of Directors since September 2009. Mr. Hyde currently serves as Chief Executive Officer of Briarwood West Investments LLC, a company he formed, after his retirement in 2003, to principally focus on the creation and development of higher-end casual dining concepts. Prior to his retirement, Mr. Hyde held executive positions at various companies in the restaurant industry, with his most recent experience serving as President of Morton’s Restaurant Group from 1994 to 1997 and Chief Executive Officer of Ruth’s Chris Steak House, Inc. from 1997 to 2003. Mr. Hyde currently serves on the Board of the National Restaurant Association and has previously served as the chairman of the National Restaurant Association Education Foundation as well as various other industry and charitable boards including, Goodwill Industries, American Institute of Wine and Food, American Beverage Institute and Distinguished Restaurants of North America. In 2002, Mr. Hyde was also appointed to the United States Department of Commerce’s Travel and Tourism Promotion Advisory Board.

J. ROGER KING has been a member of our Board of Directors since April 2002. Mr. King spent 29 years in the human resources field for PepsiCo, Inc. During that tenure, he served as Senior Vice President of Human

Resources at PepsiCo, Inc., Vice President of Labor Relations at Frito-Lay and Vice President of Human Resources at Pizza Hut. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C. Mr. King has previously served on the boards of Northeast National Bank in Fort Worth, Texas and the Personnel Group of America Inc.

LEA ANNE S. OTTINGER was appointed to our Board of Directors in August 2010. Since 1998, Ms. Ottinger has been the managing partner of LMR Advisors, where she serves as a strategic business consultant with a focus on mergers and acquisitions. From 1990 to 1998, she was a franchise owner and operator of several of The Body Shop™ skin and hair care stores. Ms. Ottinger currently serves on the board of directors of Savers, Inc., a privately-held for profit thrift store company with more than 270 locations throughout the United States, Canada and Australia. From June 2004 until its acquisition in March 2010, she also served on the board of directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance and risk management that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. Following is additional information as to why each nominee is qualified to serve as a director of our Company:

•

Mr. Deitchle has been our President and Chief Executive Officer since February 2005 and our Chairman since June 2008, and has over 30 years of executive and financial management experience with large, national restaurant and retail companies, both privately-and publicly-held. The Board believes he has the necessary background and experience to continue to lead the development and execution of our longer-term strategic positioning and expansion plans, as well as its shorter-term tactical plans.

•

Mr. Bassi served as the Chairman of Yum! Restaurants International until he retired in 2005. As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States, he brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission. Mr. Bassi also has prior experience as a public company director.

•

Mr. Bouts has extensive management and financial experience through his service as a chief executive officer of large consumer-discretionary segment companies, including Six Flags Theme Parks and the international division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

•

Mr. Dal Pozzo’s experience as the President of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industry. Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain and has also gained significant experience and knowledge of the restaurant industry through his service on the Board. Mr. Dal Pozzo is also a certified public accountant.

•

Mr. Grundhofer has significant management, financial, and risk management knowledge and experience gained from his service as the senior executive officer of U.S. Bancorp, the sixth largest financial services holding company in the United States. He has current and prior experience as a public company director. His leadership experience as an executive of one of the country’s largest financial services companies and his considerable experience in oversight roles as a director, provides valuable experience, insight and judgment to the Board. Mr. Grundhofer also qualifies as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

•

Mr. Hyde has extensive operations and senior management experience through his service as a chief executive officer or president of other national restaurant companies during his 35 year career. Mr. Hyde has extensive restaurant industry background and experience in leading the successful growth of national restaurant concepts.

•

Mr. King has extensive management experience through his service as a senior executive officer with PepsiCo and its operating divisions. He also has a thorough understanding of human resources issues and employee relations, which has benefited the Board and management in shaping our Company’s culture and compensation practices.

•

Ms. Ottinger’s has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, board oversight, strategic planning, and audit functions.

We have entered into an employment agreement with Mr. Deitchle that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors and to serve as its Chairman during the term of his employment agreement. Mr. Deitchle was appointed Chairman of the Board effective June 4, 2008.

Pursuant to our Bylaws, we currently have eight (8) authorized directors and it is expected that eight directors will be nominated and elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors may elect to fill interim vacancies of directors. Each Company officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement. The terms of all directors will expire at the next Annual Meeting of Shareholders and when their successors are elected and qualified.

Shareholders wishing to contact any Board member may do so by writing a letter addressed to such Board member and addressing it to our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL OF THE NOMINEES ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND

CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2011, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors for fiscal 2010 or who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Deitchle and Dal Pozzo. Mr. Deitchle is not considered to be independent due to his current service as our President and Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as President of The Jacmar Companies, which currently provides food and supply distribution services to us.

Board Meetings and Board Committees

The Board met six times during fiscal 2010. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total meetings of all committees of the Board on which he or she served held during the last fiscal year. At the end of each regularly scheduled quarterly board meeting, the non-employee directors meet in executive session without members of management present. While we do not have a policy regarding board member attendance at our Annual Meeting, all directors attended our annual shareholders’ meeting in June 2010 other than Mr. King, who had a prior commitment for international travel. All directors are expected to attend the Annual Meeting this year. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance of meetings of our shareholders, the Board and those committees of which he or she is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its committees. The following provides certain information regarding the committees of the Board of Directors.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal controls and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. Throughout fiscal 2010, the Audit Committee consisted of Mr. Grundhofer, Mr. Bouts and Mr. Bassi, all of whom are independent directors. Mr. Grundhofer is the Chairman of the Audit Committee. The Audit Committee held seven meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines cash incentive bonuses under our Performance Incentive Plan as well as appropriate awards under our equity incentive plans, including our 2005 Equity Incentive Plan. The Compensation Committee consisted of Mr. King, Mr. Bassi and Mr. Hyde throughout all of fiscal 2010. Ms. Ottinger joined the Compensation Committee in September 2010. All of the members of the

Compensation Committee are independent directors. Mr. King is the Chairman of the Compensation Committee. The Compensation Committee held five meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing and implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct, which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

The Governance and Nominating Committee was established in March 2004 and consists of Mr. Grundhofer, Mr. King and Mr. Bouts, all of whom are independent directors. Mr. Grundhofer serves as Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee conducted its business within the context of regularly scheduled quarterly Board meetings and also held two separate meetings during the last fiscal year.

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and,

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, customers, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Board is committed to increasing its diversity going forward through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

CEO Succession Planning

The Board of Directors has formed a special committee consisting of Messrs. Bassi, Grundhofer, King and Deitchle to identify and consider matters related to longer-term CEO succession planning. While it is currently expected that Mr. Deitchle will remain as our CEO through the end of his current employment agreement (January 4, 2013), the special committee has retained an executive search firm to assist in the planning process, including the identification and evaluation of potential internal and external candidates.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors or one or more specific directors may send a letter marked as “confidential” addressed to the Board of Directors or to the specific directors intended to be addressed to our corporate headquarters. In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder. Our current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing our Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not principally responsible, however, for defining or managing our various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor that the Board and the Nominating and Governance Committee consider when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2010. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing our Company, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting and each standing Board committee is comprised solely of and led by independent directors. Additionally, in March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also advises the Chairman of the Board and committee chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities. Mr. Bassi currently serves as our Lead Independent Director.

Since June 2008, Mr. Deitchle has served in the combined roles of Chairman, President and Chief Executive Officer. The Board believes that Mr. Deitchle is best situated to serve as Chairman because he is the director most familiar with our business and industry and therefore most capable of effectively identifying strategic priorities and leading the discussion and execution of our overall strategy. The Board further believes that Mr. Deitchle’s combined service as Chairman, President and Chief Executive Officer creates unified leadership for our Board and our Company and creates a single cohesive vision for our organization. This structure, which is common among U.S.-based publicly traded companies, demonstrates to our employees and shareholders that we are under strong leadership. As Chairman, President and Chief Executive Officer, Mr. Deitchle helps shape the strategy ultimately set by the entire Board and also leverages his operational experience to balance growth and risk management and to facilitate information flow between management and the Board, all of which are essential to effective corporate governance. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees previously described and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations. Accordingly, we believe having one person serve as Chairman, President and Chief Executive Officer is in the best interests of our Company and our shareholders at this time.

Compensation of Directors

We compensate each non-employee director with an annual cash retainer of $30,000 (paid in quarterly installments), plus an annual grant of stock options valued at $40,000, with the underlying number of option shares determined using the Black-Scholes option pricing model. The directors’ annual equity grant occurs on January 15 each year. Annual equity grants vest over a three-year period. Stock options have an exercise price equal to the closing market price of our Common Stock on the grant date. In addition, the Chairmen of our Audit, Compensation and Governance Committees receive an additional annual cash retainer of $5,000, paid in quarterly installments. Our Lead Independent Director also receives an additional annual cash retainer of $7,500, payable in quarterly installments.

New non-employee directors receive their quarterly installment of their annual cash retainer at the first meeting upon being elected to the Board of Directors. In addition to the regular annual cash retainer, upon initially joining the Board of Directors, each non-employee director receives options to acquire 25,000 shares of Common Stock at a price equal to the closing market price of our Common Stock on the date of the grant. Such options vest over a two-year period. This initial option award will be granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2010:

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Pete A. Bassi (3)	$37,500	$39,895	$77,395
Larry D. Bouts (4)	$30,000	$39,895	$69,895
Shann M. Brassfield (5)	$7,500	$39,895	$47,395
James A. Dal Pozzo (6)	$30,000	$39,895	$69,895
John F. Grundhofer (7)	$40,000	$39,895	$79,895
William J. Hyde, Jr.(8)	$30,000	$39,895	$69,895
J. Roger King (9)	$35,000	$39,895	$74,895
Lea Anne S. Ottinger (10)	$15,000	$332,565	$347,565

(1)	Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Gerald W. Deitchle, our current Chairman, President and Chief Executive Officer is reflected in the Summary Compensation Table.

(2)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2010. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2010 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 28, 2010, as filed with the SEC.

(3)	Aggregate number of option awards outstanding held by Mr. Bassi at December 28, 2010 is 56,130.

(4)	Aggregate number of option awards outstanding held by Mr. Bouts at December 28, 2010 is 56,130.

(5)	Mr. Brassfield chose not to stand for reelection to our Board at the 2010 Annual Meeting. Mr. Brassfield did not have any option awards outstanding at December 28, 2010.

(6)	Aggregate number of option awards outstanding held by Mr. Dal Pozzo at December 28, 2010 is 56,899.

(7)	Aggregate number of option awards outstanding held by Mr. Grundhofer at December 28, 2010 is 32,000.

(8)	Aggregate number of option awards outstanding held by Mr. Hyde at December 28, 2010 is 30,017.

(9)	Aggregate number of option awards outstanding held by Mr. King at December 28, 2010 is 46,899.

(10)	Aggregate number of option awards outstanding held by Ms. Ottinger at December 28, 2010 is 25,000. The value of her option award reflects her initial 25,000 option grant upon joining the Board in August 2010.

Director Stock Ownership Guidelines

Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board. All non-employee directors are required to achieve these guidelines within four years of joining the Board, or at the time these guidelines were adopted. Shares that count towards satisfaction of these guidelines include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock units;

•	Deferred stock units; and,

•	Stock beneficially owned in a trust, by spouse and/or minor children.

Mr. Grundhofer, Mr. Dal Pozzo, Mr. Bouts, Mr. Bassi, Mr. King and Mr. Hyde all currently comply with our director stock ownership guidelines. Ms. Ottinger recently joined the Board in August 2010 and has additional time to comply with our ownership guidelines.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, all members of the Audit Committee have been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal year 2010. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2010 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed and discussed our audited financial statements with management and with E&Y;

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2010;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•

reviewed the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, as amended, Independence Discussions with Audit Committee, and discussed with E&Y its independence, including the compatibility of non-audit services with the auditors’ independence; and,

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 28, 2010 for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young LLP as our independent auditor for its fiscal year 2011.

The Audit Committee

John F. Grundhofer, Chairman	Larry D. Bouts	Peter A. Bassi

APPROVAL OF OUR

2011 PERFORMANCE INCENTIVE PLAN

(PROPOSAL NO. 2 ON PROXY CARD)

Our Board of Directors has adopted the BJ’s Restaurants, Inc. 2011 Performance Incentive Plan and, as discussed further below, at the Annual Meeting the shareholders will be asked to approve the PIP in order for incentive compensation paid under the PIP to constitute qualifying performance-based compensation within the meaning of Internal Revenue Code (“Code”) Section 162(m). We refer to this plan as the PIP in this Proxy Statement.

Summary of the PIP

The following paragraphs provide a summary of the principal features of the PIP and its operation. The summary is qualified in its entirety by reference to the full text of the PIP, a copy of which is attached hereto as Appendix A. In addition, a copy of the PIP may be obtained upon written request from us. Shareholders are urged to review the PIP together with the following information. However, if there is any inconsistency between this Proposal 2 and the PIP terms or if there is any inaccuracy in this Proposal 2, the terms of the PIP shall govern.

General. The purpose of the PIP is to provide participants with an opportunity to earn additional incentive or bonus compensation based on both our Company’s and their own personal achievement of agreed-upon performance targets and objectives. We believe that the opportunity to earn incentive compensation will (a) stimulate the efforts of our employees to achieve our expansion plans and other key performance targets, (b) strengthen the desire of our employees to continue as our employees and (c) help attract high quality new employees to our Company.

Internal Revenue Code Section 162(m) and Performance-Based Compensation. Code Section 162(m) generally does not allow a publicly-held corporation to claim a federal income tax deduction for compensation that exceeds $1 million paid in any tax year to a “Covered Employee.” For these purposes, the Internal Revenue Service has determined that Covered Employees are a corporation’s principal executive officer and the three most highly compensated executive officers (other than the corporation’s principal executive officer or principal financial officer) whose compensation is required to be reported in the corporation’s Summary Compensation Table. However, “performance-based compensation” is specifically exempt from the Code Section 162(m) $1 million annual tax deduction limit, provided that certain requirements are satisfied. One such requirement is that, every five years, our shareholders must approve the “material terms of the performance goals” of a plan under which the performance-based compensation is to be paid. Accordingly, we are requesting that shareholders approve the PIP so that tax-deductible, qualifying performance-based compensation can continue to be paid to our Covered Employees under the PIP.

Administration. The PIP is administered by the Compensation Committee of our board of directors however the Compensation Committee may delegate specific administrative tasks to our employees or others to assist with day-to-day administration of the PIP. The Compensation Committee shall consist of two or more members of the board who are not our employees and who otherwise qualify as outside directors under Code section 162(m). Subject to the terms of the PIP, the Compensation Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	establish a period of time or “performance period” during which performance will be measured;

•	set the performance goals that must be achieved during the performance period before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the PIP.

Participation and Eligibility. The Compensation Committee selects our employees who will be eligible to receive awards under the PIP for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Compensation Committee has discretion to select the participants.

While all of our employees are eligible for awards under the PIP (approximately 13,000 employees as of March 31, 2011), historically, awards under our PIPs have been granted to salaried home office employees as opposed to restaurant management, which have a separate quarterly restaurant incentive compensation plan. Under the Performance Incentive Plan in effect prior to the adoption of the 2011 PIP (the “Prior Plan”), 99 individuals were granted awards for fiscal 2010 performance and 111 individuals are currently eligible for awards in fiscal 2011, which generally consisted of “home office” or corporate support staff members who were not already participating in a separate cash incentive plan. The Compensation Committee anticipates that a comparable number of individuals will be selected for awards under the PIP in the future.

Plan Operation. The PIP provides its participants with an opportunity to receive bonuses based on the achievement of certain agreed-upon performance targets. For each performance period, the Compensation Committee shall determine the employees eligible to participate in that performance period and for each participant also will establish:

•	a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•	the performance goal or goals that must be achieved before an award actually will be paid to the participant.

PIP performance targets will be mutually agreed upon at the beginning of each performance period by each participant and the Compensation Committee. Participants with the same title and/or responsibilities may or may not have the same performance targets and weights under the PIP. Each performance period shall generally correspond with our fiscal year, but the Compensation Committee may establish longer or shorter performance periods in its discretion. Once the PIP performance targets and the formula for determining awards have been established, the Compensation Committee generally does not have the authority to make any modifications to the targets or bonus formulas. However, to the extent consistent with the requirements of Code Section 162(m), the Compensation Committee may adjust the evaluation of performance targets to remove the effects of certain events including, for example, extraordinary nonrecurring events, material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions.

The target goals applicable to a performance bonus under the PIP shall be limited to one or more of the following target objectives involving our Company on a consolidated basis or for any participant’s specific area or responsibility within our Company:

•	revenues,

•	comparable restaurant sales amounts and/or percentage changes,

•	income from operations amounts and/or percent of revenues,

•	pre-tax income amounts and/or percent of revenues,

•	earnings before interest, taxes, depreciation and amortization (EBITDA) amounts and/or percent of revenues,

•	net income amounts, per share amounts and/or percent of revenues,

•	cash flow from operations,

•	operating costs or expenses,

•	the market price of our shares,

•	net income per share,

•	revenue growth,

•	total stockholder return,

•	return on capital,

•	return on assets,

•	internal rate of return,

•	net present value,

•	product quality,

•	economic value added,

•	cash flow return on investments (which equals net cash flow divided by total capital),

•	market share,

•	customer service,

•	customer satisfaction,

•	safety,

•	corporate transactions (including mergers, acquisitions, dispositions and/or joint ventures),

•	product development,

•	capital expenditures,

•	employee satisfaction,

•	employee retention,

•	working capital,

•	completion of identified specific projects,

•	restaurant openings and/or restaurant operating weeks, and/or

•	individual goals and objectives.

Performance goals may differ from participant to participant, performance period to performance period and from award to award. If this Proposal 2 is approved by our shareholders, then each of the above performance goals would be approved for use by the Compensation Committee for the payment of bonuses under the PIP that are intended to qualify as performance-based compensation under Code Section 162(m).

The Compensation Committee may choose to set performance goals (from the above list): (a) in absolute terms, (b) in relative terms (including, but not limited to, the passage of time, against other companies or financial metrics, or against a predetermined target), (c) on a per share basis, (d) against the performance of our Company as a whole or against particular segments of our Company, (e) on a pre-tax or after-tax basis and/or (f) including or excluding one or more extraordinary or non-recurring events (to the extent permitted by Section 162(m) of the Code). The Compensation Committee also will determine whether any elements (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles).

As is indicated in the performance goals listed above, the Compensation Committee has discretion to designate a portion of an eligible employee’s cash bonus based on individual goals and objectives, which goals and objectives shall be determined prior to the start of any performance period. The individual goals and objectives will include quantifiable or qualitative objectives determined by the Compensation Committee that will be utilized to measure a participant’s performance and which may include, among other things:

•	objectives related to one or more of the target goals previously listed,

•	objectives related to our long-term strategic plans and the competitive positioning of our Company, or

•	objectives related to our succession plans.

The degree of achievement of any individual performance goals for each participant will be judged by the Compensation Committee in its sole discretion, and its decision will be final.

After the performance period ends, the Compensation Committee will certify the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant increases or decreases based on the level of actual performance attained. However, the PIP limits actual awards to a maximum of $2,000,000 for that period, even if the pre-established formula otherwise indicates a larger award.

The Compensation Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Compensation Committee or otherwise required under existing contractual agreements, a participant will forfeit his or her bonus if a participant’s employment is terminated before the bonus actually is paid. However, the Compensation Committee may, in its discretion, pay out part or all of any award to employees whose employment has been terminated prior to the payment of any bonus. Finally, awards issued under the PIP can be subject to cancellation or repayment in accordance with the terms of any “clawback” policy adopted by the Board.

Actual awards will generally be paid in cash no later than ninety (90) days after the performance period ends. However, if we do not have the financial capacity to pay an actual award in cash (as reasonably determined by our Board), the Compensation Committee has discretion to pay any such award in the form of restricted shares, restricted stock units or stock options under any of our stock plans. The Compensation Committee also has the discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule (which may be time-based or performance-based) to part or all of any bonuses. No time-based vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than five years.

Maximum Awards. The maximum award that any individual may receive under the PIP with respect to any performance period is $2,000,000. Performance periods may not exceed three fiscal years and no participant may have more than three performance periods at any one time.

Federal Income Tax Considerations

An actual award under the PIP generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation that may be deducted by us in any tax year with respect to our chief executive officer or any of the three other most highly compensated executive officers (other than our chief financial officer). However, if we pay compensation that is “performance based” under section 162(m), we still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The PIP is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Plan

Our Board of Directors may amend or terminate the plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Compensation Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Bonuses to be Paid to Certain Individuals and Groups

Awards under the PIP (if any) will be determined based on actual future performance during performance periods designated by the Compensation Committee. As a result, future actual awards cannot now be determined.

The following table sets forth the target and maximum awards under the Prior Plan with respect to fiscal 2011 for the persons and groups shown below. For the fiscal year 2011 performance period, the Compensation Committee selected a performance target that calls for a specified dollar amount of Consolidated Income from Operations, as may be adjusted for non-recurring, unusual and/or extraordinary items.

Name of Individual or Group	Target Award	Maximum Award
Gerald W. Deitchle, President and Chief Executive Officer	$440,000	$660,000
Gregory S. Levin, Executive Vice President and Chief Financial Officer	$210,000	$280,350
Gregory S. Lynds, Executive Vice President and Chief Development Officer	$195,000	$260,325
Wayne L. Jones, Executive Vice President and Chief Restaurant Operations Officer	$195,000	$260,325
Matthew D. Hood, Chief Marketing Officer	$116,064	$154,945
All executive officers, as a group	$1,651,044	$2,297,002
All employees who are not executive officers, as a group	$1,391,040	$1,998,228
All directors who are not executive officers, as a group (1)	—	—

(1)	This group is not eligible to participate in the PIP.

There can be no assurance that the target awards shown above will be actually achieved and paid. The actual award paid (if any) may be higher or lower depending on actual performance compared to the targeted performance goals. In no event will any participant’s actual award for the fiscal year 2011 performance period exceed the maximum award specified by the Prior Plan. In addition, the Compensation Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established measures.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter is required to approve the PIP. Abstentions will be included in the number of shares present and entitled to vote on this Proposal No. 2 and, accordingly, will have the effect of a vote “AGAINST” Proposal No. 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal No. 2. Therefore, a broker non-vote will not be counted and will have no effect on this proposal to approve the PIP other than to reduce the number of affirmative votes required to approve this proposal. In the event that shareholder approval is not obtained, the Compensation Committee will examine available alternatives, including granting compensation to covered employees that does not qualify for the performance-based compensation exemption under Code Section 162(m).

The board of directors believes that the PIP is in the best interests of our Company and its shareholders for the reasons stated above. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the PIP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

APPROVAL OF OUR PERFORMANCE INCENTIVE PLAN.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3 ON PROXY CARD)

We are asking shareholders to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance

•   Aligning executive compensation with short-term and long-term Company and individual performance

•   Setting a significant portion of each named executive officer’s targeted total direct compensation to be in the form of variable compensation tied to our Company’s overall performance

Attract And Retain Top Talent

•   Targeting total target direct compensation between the 40th and 75th percentile range among companies with which we compete for executive talent

•   Competing effectively for the highest quality people who will determine our long-term success

Align Executive Compensation With Shareholders

•   Providing equity compensation in alignment with long-term Company performance

•   Establishing a significant portion of each named executive offer’s indirect compensation be based on achieving long-term shareholder value

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 37 through 41, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4 ON PROXY CARD)

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO

CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 5 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending January 3, 2012 (fiscal 2011), and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of an independent registered public accounting firm for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 28, 2010 (fiscal 2010) and December 29, 2009 (fiscal 2009) by our independent auditor, Ernst & Young LLP:

	2010	2009
Audit Fees (1)	$356,500	$364,500
Audit Related Fees	—	—
Tax Fees (2)	$2,242	$5,034
All Other Fees	—	—

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

(2)	Consists of fees payable in connection with the preparation and filing of IRS Form 3115, relating to changes in methods of accounting for tax reporting purposes.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the fees for fiscal 2010 and 2009 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group and (d) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)		Percentage of Class (3)
FMR LLC	4,083,183	(4)	14.81%
82 Devonshire Street Boston, MA 02109

The Jacmar Companies	3,178,266	(5)	11.53%
William H. Tilley c/o The Jacmar Company 2200 W. Valley Boulevard Alhambra, CA 91803

Eagle Asset Management, Inc.	2,005,453	(6)	7.28%
880 Carillon Parkway St. Petersburg, FL 33716

BlackRock, Inc.	1,683,389	(7)	6.11%
40 East 52nd Street New York, NY 10022

New Century Growth Investors, LLC	1,626,119	(8)	5.90%
5500 Wayzata Boulevard, Suite 1275 Minneapolis, MN 21202

Gerald W. Deitchle	433,885	(9)	1.55%

James A. Dal Pozzo	3,226,984	(10)	11.69%

John F. Grundhofer	56,140	(11)	*

J. Roger King	61,944	(12)	*

Larry D. Bouts	115,625	(13)	*

Peter A. Bassi	65,625	(14)	*

William J. Hyde, Jr.	8,172	(15)	*

Lea Anne S. Ottinger	-0-	(16)	*

Gregory S. Levin	121,021	(17)	*

Gregory S. Lynds	8,510	(18)	*

Wayne L. Jones	23,407	(19)	*

Matthew D. Hood	15,174	(20)	*

All directors and executive officers as a group (17 persons)	4,404,920	(21)	15.47%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Percent of class is based on the number of shares outstanding on the Record Date (27,552,507). In addition, shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the date hereof.

(4)	Based solely on a Schedule 13G/A filed on February 14, 2011, it is our belief that FMR LLC beneficially owned the number of shares indicated as of December 31, 2010, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including Fidelity Growth Company Fund, which owned 2,722,104 of the shares beneficially owned by FMR LLC as of December 31, 2010.

(5)	Consists of 1,678,519 shares held of record by The Jacmar Companies, 1,384,521 shares held by the William H. Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 51,000 shares held by The William Tilley Family Foundation and 49,226 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”

(6)	Based solely on ownership information provided in last year’s Schedule 13G/A filed on January 29, 2010 and the Nasdaq.net website, it is our belief that Eagle Asset Management, Inc., a Florida corporation, beneficially owned the number of shares indicated as of December 31, 2010.

(7)	Based solely on a Schedule 13G/A filed on February 2, 2011, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2010.

(8)	Based solely on a Schedule 13G/A filed on February 14, 2011, it is our belief that Next Century Growth Investors, LLC, a Delaware limited liability company, beneficially owned the number of shares indicated as of December 31, 2010.

(9)	Consists of 32,696 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA and 393,189 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 1,678,519 shares held of record by The Jacmar Companies, 16,324 shares held by Mr. Dal Pozzo, 51,000 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 1,429,747 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee) and 51,394 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.”

(11)	Consists of 45,152 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 10,988 shares of Common Stock purchasable upon exercise of options.

(12)	Consists of 20,550 shares of Common Stock of which Mr. King is the beneficial owner and 41,394 shares of Common Stock purchasable upon exercise of options.

(13)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 50,625 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 15,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 50,625 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 6,500 shares of Common Stock of which Mr. Hyde is the beneficial owner and 1,672 shares of Common Stock purchasable upon exercise of options.

(16)	Ms. Ottinger joined the board of directors in August 2010 and owns no shares of our Common Stock and no exercisable options.

(17)	Consists of 14,315 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 106,706 shares of Common Stock. See “Compensation Discussion and Analysis.”

(18)	Consists of 8,510 shares of Common Stock of which Mr. Lynds is the beneficial owner. See “Compensation Discussion and Analysis.”

(19)	Consists of options exercisable for up to 23,407 shares of Common Stock. See “Compensation Discussion and Analysis.”

(20)	Consists of 5,447 shares of Common Stock of which Mr. Hood is the beneficial owner and options exercisable for up to 9,727 shares of Common Stock. See “Compensation Discussion and Analysis.”

(21)	Includes 919,303 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. However, the basic compensation arrangement for Mr. Deitchle is established under an employment agreement approved by the Compensation Committee and the Board of Directors and is described in the section entitled “Compensation of the Chief Executive Officer” in this Proxy Statement. The Compensation Committee also makes recommendations regarding cash bonuses under our Performance Incentive Plan and equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to retain and terminate independent, third party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. In accordance with the authority granted to the Compensation Committee under its charter, the Committee engaged Aon Hewitt as an independent outside compensation consultant during fiscal 2010, to advise the Committee regarding matters related to outside director compensation, executive compensation benchmarking and peer group analysis for 2011.

Four independent directors, J. Roger King, Peter A. Bassi, William L. Hyde, Jr. and Lea Anne Ottinger, currently serve on the Compensation Committee. Mr. King is the Chairman of the Compensation Committee. Each member of the Compensation Committee meets the independence requirements specified by the applicable rules of the SEC and the NASDAQ and by Section 162(m) of the Code, as determined annually by the Board. The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Executive Officers

The named executive officers of the Company held the following positions as of the Record Date:

Name	Position	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	59
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary	43
Gregory S. Lynds	Executive Vice President and Chief Development Officer	49
Wayne L. Jones	Executive Vice President and Chief Restaurant Operations Officer	51
Matthew D. Hood	Chief Marketing Officer	41

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final decisions regarding the compensation of executive officers, including base salaries, and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of the other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s perspective on the overall leadership and effectiveness of each executive officer. Any recommendations or conclusions made by the Chief Executive Officer based on his annual review, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or rewards. The Compensation Committee annually reviews the performance of the Chief Executive Officer.

Overview of Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our performance on both a short-term and a long-term basis. In addition, the Compensation Committee believes that compensation should be designed to assist us in attracting and retaining management personnel that are critical to our long-term success. To that end, the Compensation Committee believes that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive bonuses, which are dependent on our annual consolidated financial performance and, for officer-level executives, their individual performance; and,

•

long-term incentive compensation in the form of stock options, restricted stock units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when it establishes the amount of total compensation to award to executive officers each year. Among these factors are:

•	the amount of total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	the value of equity-based compensation awarded in prior years;

•	internal pay equity considerations; and,

•	broad trends in executive compensation generally and within the restaurant industry.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in December of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash bonus and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee routinely uses third party human resource and compensation consulting firms, and compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target annual executive compensation for executives at approximately the 50th percentile of the comparator group. The Compensation Committee believes that targeting total compensation between the 40th and 75th percentile enables us to remain competitive with our peers in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and their overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to the Company’s growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

Over the past several years, the Compensation Committee has used different independent, third party compensation consultants to aid in benchmarking our executive compensation and peer group analysis. In October 2010, the Compensation Committee engaged Aon Hewitt, one of the world’s leading human resource consulting firms, to help evaluate executive compensation benchmarking and peer group analysis for our fiscal 2011 executive compensation. The comparable companies selected by Aon Hewitt in their benchmarking survey were as follows:

Benihana	Mortons Restaurant Group
Bravo Brio Restaurants	O’Charley’s
Buffalo Wild Wings	Peet’s Coffee & Tea
California Pizza Kitchen	PF Chang’s China Bistro
CEC Entertainment	Red Robin Gourmet Burgers
Cheesecake Factory	Ruth’s Chris Steakhouse
Chipotle Mexican Grill	Ruby Tuesday
Dine Equity (Applebees & IHOP)	Texas Roadhouse
McCormick & Schmicks	Mortons Restaurant Group
Benihana	Peet’s Coffee & Tea
California Pizza Kitchen	PF Chang’s China Bistro
CEC Entertainment	Red Robin Gourmet Burgers
Cheesecake Factory	Ruth’s Chris Steakhouse
Chipotle Mexican Grill	Texas Roadhouse
McCormick & Schmicks Seafood Restaurants

For the fiscal 2011 survey, Aon Hewitt added Dine Equity, Ruby Tuesday, O’Charley’s, Buffalo Wild Wings and Bravo Brio Restaurants to the comparator group we utilized in the prior fiscal year.

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies for which we compete for talent or which are similar to us in size, market capitalization, growth rate and industry. For example, California Pizza Kitchen, Dine Equity and Cheesecake Factory are Southern California-based restaurant companies and therefore compete directly with us for executive talent, while the other companies listed are similar in size from a restaurant, revenue or market capitalization perspective, or are considered high-growth restaurant concepts in which we compete for talent. Because our management team, as well as the institutional investment community, generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers, and therefore would enable the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from the independent compensation consulting firms as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual, depending on the type of award, compared to established goals.

For fiscal 2010, total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the named executive officers as a group approximated the range for our peer group companies. The base salaries, as well as the annual and long-term incentive compensation for our named executive officers taken as a group and individually, were between the 25th to 75th percentiles of the target compensation ranges for our peer group companies.

In addition to Aon Hewitt, the Compensation Committee also engaged the Hay Group, another global human resource consulting firm, to advise them in connection with the negotiation of Mr. Deitchle’s new employment agreement for fiscal 2010 (discussed elsewhere in this Proxy Statement). Specifically, the Hay Group was engaged to advise the Compensation Committee with respect to the reasonableness of Mr. Deitchle’s compensation under his new employment agreement when compared to current restaurant industry standards and practices.

Elements of Executive Compensation

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels. For fiscal 2011, the Compensation Committee elected to provide its executive officers with modest increases in their base salaries over the amounts paid in fiscal 2010 to maintain the competitiveness of the their total compensation, based on the information provided by Aon Hewitt, and to reward the executive officers for essentially achieving their respective agreed-to performance targets for fiscal 2010.

Annual Incentive Bonus. Each executive officer participates in our annual Performance Incentive Plan (“PIP”), which plan is discussed in greater detail in Proposal No. 2 of this Proxy. Under our current PIP, the annual incentive opportunity is generally determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. For fiscal 2010, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was our Consolidated Income from Operations for the fiscal year, as reflected on our Consolidated Statements of Income. The Compensation Committee believes that this metric provides a definitive target that is largely within management’s ability to influence and control.

Under the fiscal 2010 PIP, 67% of the executives’ incentive opportunity (other than for the Chief Executive Officer – see “Compensation of the Chief Executive Officer”) was based on the degree of achievement of our Consolidated Income from Operations target. The remaining 33% of the incentive opportunity was based on each executive’s achievement of certain agreed-upon individual performance objectives. For example, if the executive’s base salary was $100,000 and his/her total incentive opportunity was 25% of base salary (or $25,000), then 67% of the $25,000 total opportunity (or $16,750) would be driven by the degree of achievement of the Consolidated Income from Operations target, and 33% of the $25,000 total opportunity (or $8,250) would be driven by the degree of achievement of individual performance objectives. The specific individual performance objectives established for each executive officer take into account the degree that each officer completed his or her agreed –upon key initiatives for the year, as well as each officer’s overall leadership and effectiveness.

We achieved record financial results for fiscal 2010 despite the continuing challenging economic and consumer environment. Our targeted Consolidated Income from Operations for fiscal 2010 was $23.4 million. The 2010 annual incentive opportunity also provided for a sliding scale, starting with a required minimum performance threshold of us achieving at least 80% of targeted Consolidated Income from Operations. If 80% of the target is achieved, then 50% of the incentive award attributable to this component of the annual incentive opportunity is earned. If 100% of the target is achieved, then 100% of the incentive award attributable to this component of the annual incentive opportunity is earned. If 120% of the target is achieved, which is the maximum percentage contemplated, then 150% of the incentive award attributable to this component of the annual incentive opportunity is earned, which is also the maximum percentage contemplated. For fiscal 2010, our actual Consolidated Income from Operations was approximately $30.2 million or approximately 129% of target. Accordingly, the incentive award attributable to this component of the annual incentive opportunity was limited to the maximum 150% percentage. The 2010 annual incentive opportunity provided for a maximum percentage at the 120% target achievement level to discourage any actions or decisions that might benefit short-term performance to the detriment of our longer-term competitiveness.

The remaining 33% of the 2010 incentive opportunity is based on individual performance goals, except for Mr. Deitchle, whose entire fiscal 2010 incentive bonus was based on our Consolidated Income from Operations amount because he is deemed responsible and accountable for the financial performance of the entire Company. We believe individual goals for certain executives are appropriate primarily to drive performance against strategic corporate initiatives. These individual goals are determined annually in conjunction with our business plan and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. For fiscal 2010, we had 10 categories of strategic initiatives in which individual performance goals were established. These 10 strategic initiatives were as follows:

•	Building sales through improved four wall productivity;

•	Building sales through improved merchandising and marketing;

•	Preserving four wall restaurant operating margins through improved productivity;

•	Delivering “Gold Standard” hospitality and service;

•	Delivering “Gold Standard” food and beer;

•	Increasing facility capacity and productivity;

•	Developing stronger talent at all levels;

•	Maximizing the discretionary effort from more engaged hourly team members;

•	Further transitioning and optimizing our brewing operations; and,

•	Further minimizing risks and improving support and communications.

At the end of the year, the Compensation Committee, with the input from the Chief Executive Officer, reviews the individual performance goals of the respective executive officers; determines which performance goals were achieved; and, determines the resulting incentive bonus earned for this component of the annual incentive opportunity under the PIP. For fiscal 2010 the annual incentive opportunity earned by each executive officer ranged between 129% to 150% of each officer’s base salary. The table below shows the fiscal 2010 target annual incentive bonus for each named executive officer as compared to the actual fiscal 2010 bonus payout.

Fiscal 2010 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Gerald W. Deitchle	65%	150%
Gregory S. Levin	45%	131%
Gregory S. Lynds	45%	134%
Wayne L. Jones	45%	129%
Matthew D. Hood	35%	134%

The Compensation Committee approved the fiscal 2011 annual incentive opportunity at its December 2010 meeting, under the terms of the current PIP. The basic terms, conditions, structure and percentage metrics of the fiscal 2011 annual incentive opportunity are substantially the same as that for fiscal 2010. However, for Mr. Deitchle, his annual incentive opportunity was increased from 65% to 80% of his base salary, based on his achievement of agreed-to performance targets for fiscal 2011. The incentive opportunities for Messrs. Levin, Lynds and Jones, were increased from 45% to 60% of their respective base salaries, and Mr. Hood’s incentive opportunity was increased from 35% to 45% of his base salary, again based on their achievement of agreed-upon performance targets for fiscal 2011. For each of these executive officers, by which such performance targets are exceeded, their annual incentive opportunity will increase up to a maximum of 150% of his base salary.

Long-Term Equity Compensation. We design our long-term incentive compensation to drive long-term company performance, to align the interests of our executives with those of our shareholders and to retain executives through long-term vesting and wealth accumulation. In fiscal 2010, long-term incentive compensation took the form of stock option awards for executive officers based on prior year’s performance and based on a specific economic value as determined by the Compensation Committee. In the past the Compensation Committee has granted both stock option awards and restricted stock units as long term equity compensation. As such, the current allocation may change in the future, or may change for specific circumstances involving a given executive. The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set between the 40th and 75th percentile of comparator group companies for comparable positions. However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

All of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery operations positions are eligible to receive restricted stock units in accordance with our Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. This program is designed to increase employee retention and to promote long-term wealth building based on ownership of our restricted stock units. Ownership of restricted stock units is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period (generally 5 years).

Stock Options. In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations and recommendations to the Board of Directors on such considerations as the value of total direct compensation for comparable positions in comparative group companies, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2010 were granted as non-qualified stock options with an exercise price equal to the closing price of our Common Stock on the date of grant (except for annual stock option grants which utilize the average closing price of our Common Stock for the last five trading days of the fiscal year). Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers generally vest in five equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock awards differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, have a measurable value to recipients immediately upon their grant, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant, based on the number of vesting RSUs and the fair market value of our share price at the time of vesting.

The Compensation Committee believes that restricted stock and restricted stock unit awards may also be effective in attracting, motivating and retaining high quality management talent for all levels of our organization. All of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operation, area vice presidents and certain brewery operations positions are eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. This program is a long-term wealth building program based on our RSUs that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period (generally 5 years). We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

Executive Benefit and Perquisites. Pursuant to his employment agreement, Mr. Deitchle is entitled to certain benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a company automobile or automobile allowance and the right to participate in our customary executive benefit plans. Other executive officers are entitled to receive customary vacation benefits, automobile allowances, family health insurance and the right to participate in our customary executive benefit plans.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee held in December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for all employees, including executive officers, is the first business day of the new fiscal year and the exercise price for the annual stock option grants is determined using the average of the closing price of our Common Stock for the last five trading days of the fiscal year.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares is thereafter determined by dividing the dollar amount approved by the Compensation Committee by the average of the closing market price of our Common Stock for the last five trading days of the fiscal year.

New Hire Grant Dates. All equity award grants to newly-hired employees are approved by the Compensation Committee prior to the new employee’s first day of employment. These grants occur on the first day of employment as stated in the offer letters for new employees, unless the first day of employment for a new company officer is during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period. The exercise price is always the closing price of our Common Stock on the date of grant. Options granted to new employees generally vest ratably over five years. Beginning in 2008, we also began issuing restricted stock units to our newly-hired employees. The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. These restricted stock units generally vest at 20% per year or in five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”). All of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery related positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. New participants receive their grants on the first day of each month subsequent to their acceptance into the program in accordance with the GSSOP documentation. The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the closing market price of our Common Stock on the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant.

All Other Grants. Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Committee. The exercise price for such awards will always be based on the closing price of our Common Stock on the date of grant.

Compensation of the Chief Executive Officer

On January 19, 2005, we announced that Gerald W. (Jerry) Deitchle, who had joined our Board of Directors in November 2004, had been appointed as our President and Chief Executive Officer. In June 2008, Mr. Deitchle was elected to the additional post of Chairman of the Board. Effective January 2005, we entered into a five-year employment agreement with Mr. Deitchle that ended on December 31, 2009. That employment agreement was automatically extended for one additional year pursuant to its terms. On April 6, 2010, we executed a new employment agreement with Mr. Deitchle that was deemed to commence on December 30, 2009, and that will end on January 4, 2013. The terms and conditions of Mr. Deitchle’s employment agreement are presented below:

Term. Effective as of December 30, 2009 through January 4, 2013.

Base Salary. $500,000, subject to a minimum annual increase based on increases in the Consumer Price Index and otherwise at the discretion of the Compensation Committee. For fiscal 2011, the Compensation Committee elected to increase Mr. Deitchle’s annual base salary to $550,000, in recognition of our outstanding performance for fiscal 2010 and, in part, based on the executive compensation benchmarking and peer group analysis for 2011 as provided by Aon Hewitt.

Bonus Opportunity. Annual bonus opportunity targeted at no less than 65% of his base salary. Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Deitchle. For fiscal 2011, the Committee increased his annual incentive opportunity from 65% to 80% of his base salary, in recognition of our outstanding performance for fiscal 2010 and, in part, based on the executive compensation benchmarking and peer group analysis for 2011 as provided by Aon Hewitt.

Additional Benefits. Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, coverage under our group health insurance plan and the right to participate in our other executive benefit plans. In addition, we agreed to pay up to $13,000 of Mr. Deitchle’s legal fees incurred in connection with negotiation and documentation of his employment agreement.

Option Grant. On December 30, 2009, Mr. Deitchle was granted an option under the 2005 Plan to acquire 232,702 shares of our Common Stock at an exercise price of $18.86 per share. The options vest in full on the third yearly anniversary of the date of grant and expire on the tenth yearly anniversary of the date of grant. However, if Mr. Deitchle’s employment is terminated as a result of his death or disability, these options vest on a pro rata basis based on the portion of the three-year term completed. In addition, if Mr. Deitchle’s employment is terminated without “Cause” (as defined in the employment agreement) or by Mr. Deitchle for “Good Reason” (as defined in the employment agreement), the options shall immediately vest in full.

Retirement Benefit. Mr. Deitchle will receive a retirement benefit of $125,000 per year for a period of five years following his separation of service from us. The retirement benefit will vest in full on December 30, 2012. However, (i) if Mr. Deitchle’s employment is terminated as a result of his death or disability, his retirement benefit shall immediately vest on a pro rata basis based on the portion of the three-year term completed, (ii) if his employment is terminated without Cause or for “Good Reason,” his retirement benefit shall vest in full and (iii) if his employment is terminated prior to the December 30, 2012 for Cause or without Good Reason, Mr. Deitchle shall not be entitled to any retirement benefit.

Termination. We may terminate Mr. Deitchle’s employment at any time. If Mr. Deitchle dies or becomes disabled, he (or his estate) will be entitled to receive any accrued but unpaid bonus or other compensation as well as a lump sum cash payment equal to a pro rata portion (based on the percentage of days employed for the year in question) of the bonus for the year in which the termination occurs in the event that the Board of Directors reasonably and in good faith determines that Mr. Deitchle was on track to satisfy the relevant performance criteria for such bonus (the “Pro Rata Bonus”).

In the event of termination without Cause or by Mr. Deitchle for Good Reason, Mr. Deitchle shall be entitled to receive the following: (i) accrued but unpaid bonus or other compensation and, to the extent that Mr. Deitchle is not covered by any other comprehensive insurance, we will pay an amount equivalent to his COBRA payments for the remainder of the term of the employment agreement or, if less, the maximum term allowable by then applicable law, and (ii) a lump sum severance equal to 100% of the base salary and car allowance that would be due to Mr. Deitchle from the date of termination through the applicable remaining term of the employment agreement plus the Pro Rata Bonus.

Board Seat and Chairmanship. So long as Mr. Deitchle serves as our Chief Executive Officer, he shall also be Chairman of the Board unless separation of the positions of Chairman and Chief Executive Officer is required by majority vote of shareholders or otherwise mandated by law or regulation applicable to all public companies or by the listing requirements of the exchange or trading system on which our Common Stock is listed for trading.

For fiscal 2010, we achieved 129% of our targeted Consolidated Income from Operations amount and accordingly, Mr. Deitchle received his annual incentive bonus based on the terms and calculation in accordance with his employment agreement and the 2010 PIP.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2010, Mr. King, Mr. Bassi and Mr. Hyde served on the Compensation Committee. Ms. Ottinger joined the Compensation Committee in September 2010. No member of the Compensation Committee was, during fiscal 2010, an officer or employee of the Company, a former officer of the Company or any of its subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2010.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and our change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Compensation Committee.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. Although, the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code, as is discussed in Proposal No. 2, above, we are seeking shareholder approval of our Performance Incentive Plan so cash incentive bonuses paid under that plan will be tax-deductible and qualify under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Roger King, Chairman	Peter A. Bassi	William L. Hyde, Jr.	Lea Anne Ottinger

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 28, 2010 of the current Chief Executive Officer, the current Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as of December 28, 2010, and whose salary and bonus compensation for the year ended December 28, 2010 was at least $100,000.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)*	Option Awards ($)(3)*	All Other Compensation ($)		Total($)
Gerald W. Deitchle	2010	500,000	487,500	—	1,507,101	15,810	(4)	2,510,411
Chairman, President and Chief Executive Officer	2009	450,000	409,500	319,589	280,706	12,810	(4)	1,472,605
	2008	420,000	91,000	56,157	168,185	6,984	(4)	742,326

Gregory S. Levin	2010	325,000	192,058	—	85,400	12,810	(5)	615,268
Executive Vice President, Chief Financial Officer and Secretary	2009	315,000	167,811	161,550	98,387	12,810	(5)	755,558
	2008	300,000	40,095	32,763	204,646	12,984	(5)	590,488

Gregory S. Lynds	2010	300,000	180,225	—	85,400	9,210	(6)	574,835
Executive Vice President and Chief Development Officer	2009	287,500	164,048	107,700	98,387	9,210	(6)	666,845
	2008	275,000	29,811	23,393	172,923	9,756	(6)	510,883

Wayne L. Jones	2010	296,240	172,368	—	95,445	12,810	(7)	576,863
Executive Vice President and Chief Restaurant Operations Officer	2009	259,135	120,537	—	398,657	12,040	(7)	790,369

Matthew D. Hood	2010	248,000	115,878	—	75,354	12,804	(8)	452,036
Chief Marketing Officer	2009	240,000	84,788	53,850	39,355	12,778	(8)	430,771
	2008	118,404	12,214	11,349	12,826	6,746	(8)	161,539

*	Consistent with SEC rules, the amounts in the “Stock Awards” and “Option Awards” columns for years 2010, 2009 and 2008 reflect the aggregate grant date fair value computed in accordance with FASB Codification Topic No. 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment).

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2010, 2009 and 2008. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2010 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 28, 2010, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2010.

(4)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2010, fiscal 2009 and fiscal 2008, respectively, including group term life insurance ($810, $810 and $984) and auto reimbursement/allowance ($15,000, $12,000, and $6,000).

(5)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2010, 2009 and 2008, respectively, including group term life insurance ($810, $810 and $984) and auto reimbursement/allowance ($12,000, $12,000, and $12,000).

(6)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2010, 2009 and 2008, respectively, including group term life insurance ($810, $810 and $1,356) and auto reimbursement/allowance ($8,400, $8,400, and $8,400).

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2010 and fiscal 2009, respectively, including group term life insurance ($810 and $540 ) and auto reimbursement/allowance ($12,000 and $11,500).

(8)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2010, 2009 and 2008, respectively, including group term life insurance ($804, $778 and $246) and auto reimbursement/allowance ($12,000, $12,000 and $6,500).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended December 28, 2010, to the persons named in the 2010 Summary Compensation Table.

2010 Grants of Plan-Based Awards

		Stock Awards		Option Awards
Name	Grant Date	Number of Securities Underlying Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)	Number of Securities Underlying Option Awards (#)(1)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Option Awards ($)(3)
Gerald W. Deitchle	12/30/09	—	—	232,702	18.86	1,507,101
Gregory S. Levin	12/30/09	—	—	13,186	18.86	85,400
Gregory S. Lynds	12/30/09	—	—	13,186	18.86	85,400
Wayne L. Jones	12/30/09	—	—	14,737	18.86	95,445
Matthew D. Hood	12/30/09	—	—	11,635	18.86	75,354

(1)	This column shows the number of stock options granted in 2010 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(2)	Reflects annual stock option grants which have an exercise price per share equal to an average of the closing prices of our Common Stock for the last five days of the fiscal year.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2010. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 28, 2010.

Outstanding Equity Awards at December 28, 2010

		Stock Awards		Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gerald W. Deitchle	11/23/04	—	—	25,000	—		14.77	11/23/14
	01/12/05	—	—	275,000	—		14.04	01/12/15
	01/04/06	—	—	24,000	6,000	(3)	23.26	01/04/16
	01/03/07	—	—	15,000	10,000	(4)	19.96	01/03/17
	01/02/08	10,827	391,721	17,381	26,072	(5)	16.63	01/02/18
	12/31/08	23,739	858,877	8,559	34,237	(7)	10.11	12/31/18
	12/30/09	—	—	—	232,702	(9)	18.86	12/30/19

Gregory S. Levin	09/06/05	—	—	90,000	—		20.74	09/06/15
	01/03/07	—	—	4,000	4,000	(4)	19.96	01/03/17
	01/02/08	6,316	228,513	—	15,209	(5)	16.63	01/02/18
	12/31/08	12,000	434,160	—	12,000	(7)	10.11	12/31/18
	12/30/09	—	—	—	13,186	(9)	18.86	12/30/19

Gregory S. Lynds	01/04/06	—	—	—	3,000	(3)	23.26	01/04/16
	01/03/07	—	—	—	4,000	(4)	19.96	01/03/17
	01/02/08	4,511	163,208	7,242	10,863	(5)	16.63	01/02/18
	12/31/08	8,000	289,440	3,000	12,000	(7)	10.11	12/31/18
	12/30/09	—	—	—	13,186	(9)	18.86	12/30/19

Wayne L. Jones	02/17/09	—	—	10,230	40,921	(8)	11.68	02/17/19
	12/30/09	—	—	—	14,737	(9)	18.86	12/30/19

Matthew D. Hood	07/29/08	7,500	271,350	5,000	15,000	(6)	10.69	07/29/18
	12/31/08	4,000	144,720	1,200	4,800	(7)	10.11	12/31/18
	12/30/09	—	—	—	11,635	(9)	18.86	12/30/19

(1)	All restricted stock units vest in five equal installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The unexercisable options vest in five annual installments commencing January 4, 2007.

(4)	The unexercisable options vest in five annual installments commencing January 3, 2008.

(5)	The unexercisable options vest in five annual installments commencing January 2, 2009.

(6)	The unexercisable options vest in five annual installments commencing July 29, 2009.

(7)	The unexercisable options vest in five annual installments commencing December 31, 2009.

(8)	The unexercisable options vest in five annual installments commencing February 17, 2010.

(9)	The unexercisable options vest in five annual installments commencing December 30, 2010.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options during 2010 for each of the Named Executive Officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerald W. Deitchle	—	—	9,544	179,714
Gregory S. Levin	25,139	411,455	5,105	96,127
Gregory S. Lynds	119,390	1,332,806	3,504	65,980
Wayne L. Jones	—	—	—	—
Matthew D. Hood	5,000	116,923	3,500	82,880

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Deitchle discussed elsewhere in this Proxy Statement contains severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control. In addition, in the event we terminate the employment of Mr. Levin without cause, he will be eligible to receive a severance payment of six months salary. Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause. In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Plan.

Effective July 2, 2010, Matthew J. Kimble resigned his position as our Chief Human Resources Officer. In accordance with the terms of his existing employment agreement, Mr. Kimble received (i) a severance benefit of $109,000 (six months of his current annual base salary), and (ii) up to six months COBRA benefit payments to the extent Mr. Kimble is not covered by another comprehensive group health plan. As a condition to the aforementioned payments, Mr. Kimble agreed to release all claims, if any, he may have against us and/or any of our employees, officers, agents and representatives, insofar as permissible under the law.

The following table describes the potential payments upon termination without cause or, after our change in control, termination without cause or termination for good reason for each named executive officer:

	Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)
Name	Cash Payment ($) (1)	Acceleration of Vesting of Awards ($) (2)	Benefits and Perquisites ($) (3)
Gerald W. Deitchle	500,000	6,922,983	15,448
Gregory S. Levin	162,500	1,566,110	7,265
Gregory S. Lynds	300,000	1,309,881	14,529
Wayne L. Jones	148,120	1,257,809	7,248
Matthew D. Hood	124,000	1,125,074	7,261

(1)	Assumes a termination and base salary payments as of December 28, 2010, for each executive.

(2)	Calculated based on a termination date of December 28, 2010, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

As of December 28, 2010, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 11.6% of our outstanding Common Stock. James A. Dal Pozzo, a member of our Board of Directors, is the President of Jacmar. Jacmar, through its specialty wholesale food distributorship, is currently our largest supplier of food, beverage and paper products. In July 2009, after an extensive competitive bidding process, we entered into a three-year agreement with a national foodservice distribution system whose shareholders are prominent regional foodservice distributors, of which Jacmar is one. Jacmar will continue to service our restaurants in California and Nevada, while other system distributors will service our restaurants in all other states. Jacmar sells products to us at prices comparable to those offered by unrelated third parties. Jacmar supplied us with $58.0 million, $51.0 million and $46.8 million of food, beverage and paper products for fiscal 2010, 2009 and 2008, respectively, which represent 24.6%, 25.7% and 26.8% of our total cost of sales and operating and occupancy costs for fiscal 2010, 2009 and 2008, respectively. We had trade payables due to Jacmar related to these products of $3.7 million and $3.6 million at December 28, 2010 and December 29, 2009, respectively. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and us, and believes that the terms are at least as favorable or more favorable than we could obtain from another third party offering comparable goods and services.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the Securities and Exchange Commission are submitted for review by the Board of Directors for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis except as set forth below. Based on the information provided to us by the persons or entities indicated:

•	William H. Tilley failed to file a Form 4 with respect to the sale of shares on or about July 28, 2010. Mr. Tilley subsequently filed the required Form 4 on August 3, 2010.
•	Matthew D. Hood failed to file a Form 4 with respect to the sale of shares on or about July 29, 2010. Mr. Hood subsequently filed the required Form 4 on August 17, 2010.

We notify our employees of their annual equity grants at the time of their annual review, which usually takes place in mid-January of each year. As such, employees are not notified of their equity grants until after the deadline for filing the required forms with the SEC. Once the employee is notified of their annual grant as part of the annual review process, all required forms are filed with the SEC. Therefore, the following individuals were late filers in regards to their annual equity grants as a result of our standard grant process:

Gerald W. Deitchle	Gregory S. Levin
Gregory S. Lynds	Wayne L. Jones
John D. Allegretto	Matthew D. Hood
Lon F. Ledwith	Alexander M. Puchner

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 31, 2011.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with our 2012 Annual Meeting of Shareholders, such proposal must be received by our office of the Corporate Secretary at the address stated above no later than December 31, 2011. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the annual meeting is first made.

The proxy solicited by the Board of Directors for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 15, 2011. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our consolidated financial statements for the fiscal year ended December 28, 2010, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If Exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

GERALD W. DEITCHLE
Chairman of the Board, President and Chief Executive Officer

May 6, 2011

Huntington Beach, California

APPENDIX A

BJ’S RESTAURANTS, INC.

PERFORMANCE INCENTIVE PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1          Background and Effective Date. On May 4, 2011, the Board approved this Plan effective as of such date. The Plan is subject to ratification and approval by the shareholders of the Company at the 2011 Annual Meeting of the Shareholders of the Company.

1.2          Purpose of the Plan. The purpose of the Plan is to provide participants with an opportunity to earn additional incentive or bonus compensation based on both the Company’s and their own personal achievement of agreed-upon performance targets and objectives. It is anticipated that the opportunity to earn such compensation will (a) stimulate employee efforts to achieve the Company’s expansion plans and other key performance targets, (b) strengthen the desire of Company employees to continue as employees of the Company, and (c) help attract high quality new employees to the Company. The Plan is intended to permit the payment of incentive compensation that qualifies as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1          “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.7 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2          “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) in which the Company has a significant interest as determined by the Committee.

2.3          “Base Salary” means as to any Performance Period, either the Participant’s annualized salary rate on the last day of the Performance Period, or the portion of annual salary earned by a Participant during his or her time of participation in the Plan, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored deferred compensation plan. Base Salary shall exclude any actual or imputed income from any Company-provided benefits or perquisites, other bonuses or incentive awards.

2.4          “Board” means the Board of Directors of the Company.

2.5          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6          “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7          “Company” means BJ’s Restaurants, Inc., a California corporation, or any successor thereto.

2.8          “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s status as performance based compensation and the resulting exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

2.9          “Disability” means, by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can reasonably be expected to last for a continuous period of not less than twelve (12) months, receipt by a Participant of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company or an Affiliate.

2.10        “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11        “Fiscal Year” means the fiscal year of the Company for external financial reporting purposes.

2.12        “Individual Objectives” means quantifiable or qualitative objectives determined by the Committee that will be utilized to measure the Participant’s performance with respect to the Plan that may include, without limitation, objective related to one or more enumerated Performance Goals, objectives related to the long-term strategic and competitive positioning of the Company, and objectives related to succession plans.

2.13        “Maximum Award” means as to any Participant for any Performance Period, $2,000,000.

2.14        “Participant” means as to any Performance Period, an Employee who has been approved by the Committee for participation in the Plan for that Performance Period.

2.15        “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16        “Performance Period” means any period of time which does not exceed three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than three Performance Periods at any one time.

2.17        “Performance Goals” means the goal(s) (or any combination of goals) determined by the Committee in its discretion to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures, either on a consolidated basis for the Company or for any Participant’s specific area of responsibility within the Company: (i) revenues, (ii) comparable restaurant sales amounts and/or percentage changes, (iii) income from operations amounts and/or percent of revenues, (iv) pre-tax income amounts and/or percent of revenues, (v) earnings before interest, taxes, depreciation and amortization (EBITDA) amounts and/or percent of revenues, (vi) net income amounts, per share amounts and/or percent of revenues, (vii) cash flow from operations, (viii) operating costs or expenses, (ix) the market price of Shares, (x) net income per share, (xi) revenue growth , (xii) total stockholder return, (xiii) return on capital, (xiv) return on assets, (xv) internal rate of return, (xvi) net present value (xvii) product quality, (xviii) economic value added, (xix) cash flow return on investments (which equals net cash flow divided by total capital), (xx) market share, (xxi) customer service, (xxii) customer satisfaction, (xxiii) safety, (xxiv) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxv) product development, (xxvi) capital expenditures, (xxvii) employee satisfaction, (xxviii) employee retention, (xxix) working capital, (xxx) completion of identified specific projects, (xxxi) restaurant openings and/or restaurant operating weeks, (xxxii) individual objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including, but not limited to, passage of time and/or against another company or companies, or against a predetermined target), (c) on a per-share basis, (d) against the performance of the Company as a whole or a segment of the Company, (e) on a pre-tax or after-tax basis, and (f) including or excluding one or more of the adjustments described in Section 4.5 below. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.18        “Plan” means the BJ’s Restaurants, Inc. Performance Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19        “Shares” means shares of the Company’s common stock.

2.20        “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.21        “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1          Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2          Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3          Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4          Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5          Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6          No Modification of Performance Incentive Target and Formula. Once the Committee has established and approved, in writing, the Payout Formula or Formulae for purposes of determining the Actual Award payable to each Participant, to be earned with respect to a Performance Period, the Committee shall not have the authority to modify such Payout Formula or Formulae for computing the Actual Awards with respect to such Performance Period, except as provided in Section 4.5 below.

3.7          Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4 PAYMENT OF AWARDS

4.1          Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Subject to Section 5.5 and unless otherwise expressly set forth in any employment agreement signed by the Company and by Participant, a Participant shall not have any right to any Award hereunder until such Award has been paid to such Participant and the Award shall be conditioned upon a Participant being an Employee on the date designated for payment of the Award.

4.2          Timing of Payment. Subject to Section 3.7, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than (a) the 15th day of the third month following the end of the Company’s taxable year in which the Performance Period has ended, or (b) March 15th of the calendar year following the calendar year in which the applicable Performance Period has ended.

4.3          Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum. However, in the event of the Company’s financial incapacity to pay any Actual Award in cash, as reasonably determined by the Board, the Committee may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units and/or options granted under one of the Company’s stock plans. The number of Shares of restricted stock and/or restricted stock units granted shall be determined in the sole and absolute discretion of the Committee and generally shall be determined by dividing the cash amount foregone by either (i) an average of the fair market value of a Share over a period of time prior to the date of grant of the restricted stock, restricted stock units and/or options, or (ii) the fair market value of a Share on the date that the cash payment otherwise would have been made, rounded up to the nearest whole number of shares. For this purpose, “fair market value” shall have the same meaning as provided by the applicable Company stock plan under which the award shall be granted. The number of options granted shall generally be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of shares. Any restricted stock, restricted stock units or options so awarded may be subject to such additional vesting over a period of not more than five years, and/or be subject to additional vesting conditions, including specifically additional Performance Goals, as determined by the Committee. The number of Shares of restricted stock and/or restricted stock units granted pursuant to this Section 4.3 may be increased or decreased if such new award is granted by the Committee subject to Performance Goals and such increase or decrease otherwise meets all the performance-based compensation requirements of section 162(m) of the Code.

4.4          Payment in the Event of Death or Disability. If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

4.5          Adjustments. The Committee may adjust the evaluation of performance under a Target Award (to the extent permitted by this Plan and Code Section 162(m)) to remove the effects of certain events including without limitation the following:

(i)	asset write-downs or discontinued operations,

(ii)	litigation or claim judgments or settlements,

(iii)	material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

(iv)	reorganizations or restructuring programs or divestitures or acquisitions, and/or

(v)	extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

4.6          Clawback Policy. The Committee may (i) cause the cancellation of any Actual Award, (ii) require reimbursement of any Actual Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular Target Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation in accordance with the Clawback Policy.

SECTION 5

ADMINISTRATION

5.1          Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2          Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.

5.3          Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4          Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

5.5          Unforeseen Circumstances or Change in Control. In the event of a Participant’s separation from service to the Company by reason of death, Disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, and not inconsistent with the provisions of Section 162(m) of the Code and the Regulations thereunder.

SECTION 6

GENERAL PROVISIONS

6.1          Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2          No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant but subject in all cases to any applicable employment agreements between the Company and any Employee.

6.3          Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.

6.4          Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5          Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6          Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7          Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8          Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

6.9          Non-Exclusive. The adoption of this Plan by the Board and its submission to shareholders for approval (i) do not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board of or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1          Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2          Duration of the Plan. The Plan shall commence on the effective date specified in Section 1.1 and shall remain in effect until amended or terminated by the Board in accordance with Section 7.1.

SECTION 8

LEGAL CONSTRUCTION

8.1          Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to section 162(m) of the Code, satisfy any applicable requirements of section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to Participants whose compensation is subject to section 162(m) of the Code.

8.2          Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.3          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4          Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5          Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.6          Section 409A of the Code. It is intended that the Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the requirement that all payments hereunder shall be paid within the applicable short-term deferral period as set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A. The Committee shall administer and interpret the Plan in a manner consistent with this short-term deferral exception and any other regulations or other Internal Revenue Service guidance issued with respect to Section 409A.

8.7          Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.

8.8          Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

BJ’S RESTAURANTS, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

MMMMMMMMMMMMMMM C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may chooseneof the two voting methods outlined below to vote your proxy. VALIDATION DETAILSA RELOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by11:00 p.m., Pacific Time, on June 6,2011.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/BJRI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and

1 YR for Proposal 4.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - GERALD W. DEITCHLE 02 - JAMES A. DAL POZZO 03 - J. ROGER KING

04 - LARRY D. BOUTS 05 - JOHN F. GRUNDHOFER 06 - PETER A. BASSI

07 - WILLIAM L. HYDE, JR. 08 - LEA ANNE S. OTTINGER

For Against Abstain For Against Abstain

2. Ratification and approval of our 2011 Performance 3. Approval of an advisory resolution on executive compensation.

Incentive Plan.

1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain

4. Approval of an advisory vote on the frequency of 5. Ratification of the appointment of Ernst & Young LLP as our future advisory votes on executive compensation. independent registered public accounting firm for fiscal 2011.

6. The transaction of such other business as may

properly come before the meeting or any

adjournments or postponements thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES

AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1 U P X 1 1 3 6 0 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01BM9D

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — BJ’S RESTAURANTS, INC. +

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2011

THE UNDERSIGNED HEREBY APPOINTS GERALD W. DEITCHLE AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT OUR “BJ’S RESTAURANT & BREWHOUSE” LOCATED AT 13130 JAMBOREE ROAD, IRVINE, CALIFORNIA 92602, ON TUESDAY, JUNE 7, 2011 AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2, 3 AND 5, FOR 1 YEAR FOR PROPOSAL 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD. +